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                                                                    EXHIBIT 11.1

                      ADVANCED FIBRE COMMUNICATIONS, INC.
           SCHEDULE RE: COMPUTATION OF PRO FORMA NET INCOME PER SHARE
                     (In thousands, except per share data)

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
                                                            1995                  1996
                                                     -------------------   -------------------
                                                                 FULLY                 FULLY
                                                     PRIMARY    DILUTED    PRIMARY    DILUTED
                                                     --------   --------   --------   --------
Net income........................................   $  2,341   $  2,341   $  7,237   $  7,237
                                                     --------   --------   --------   --------
Weighted average common shares outstanding........      4,373      4,373     26,070     26,070
Redeemable convertible preferred stock, on an
  as-if converted basis...........................     17,448     17,448      --         --
Common stock equivalents--stock options and
  warrants........................................      3,521      4,003      7,954      8,296

Staff Accounting Bulletin No. 83 issuances and
  grants:
  Stock options...................................      1,070      1,070        202        203
  Redeemable convertible preferred stock issued...        917        917         56         56
                                                     --------   --------   --------   --------
Weighted average shares used in per share
  computations....................................     27,329     27,811     34,282     34,625
                                                     --------   --------   --------   --------
Pro forma net income per share....................   $   0.09   $   0.08   $   0.21   $   0.21
                                                     --------   --------   --------   --------
                                                     --------   --------   --------   --------
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